Exhibit 99.1

Press Release

For More Information, Call:

GAYLA J. DELLY
CHIEF FINANCIAL OFFICER	September 16, 2004
(979) 849-6550
FOR IMMEDIATE RELEASE

BENCHMARK ELECTRONICS ANNOUNCES
EXECUTIVE MANAGEMENT PROMOTIONS

ANGLETON, TX, September 16, 2004 – Benchmark Electronics, Inc., (NYSE: BHE) announced today the following executive management promotions:

Donald E. Nigbor, Chairman and Chief Executive Officer, will remain as Chairman of the Board.

Cary T. Fu, President and Chief Operating Officer of Benchmark Electronics, Inc., will remain President and assume the position of Chief Executive Officer.

Gayla J. Delly will be promoted to Executive Vice President and continue to serve as Chief Financial Officer and Treasurer.

“The Board of Directors of Benchmark decided to separate the roles of Chairman of the Board and Chief Executive Officer to further enhance the corporate governance standards of the Company,” Mr. Nigbor said. “Benchmark has strong execution models, outstanding customers and suppliers and an excellent team. These changes help us to continue the strong momentum that we have built for our customers, employees and shareholders.”

This news release contains certain forward-looking statements within the scope of the Securities Act of 1933 and the Securities Exchange Act of 1934. The words “expect,” “estimate,” “anticipate,” “predict,” and similar expressions, and the negatives of such expressions, are intended to identify forward-looking statements. Although the Company believes that these statements are based upon reasonable assumptions, such statements involve risks, uncertainties and assumptions, including but not limited to industry and economic conditions, customer actions and the other factors discussed in Benchmark’s Form 10-K for the year ended December 31, 2003 and its other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

Benchmark Electronics, Inc. is in the business of manufacturing electronics and provides its services to original equipment manufacturers of computers and related products for business enterprises, medical devices, industrial control equipment, testing and instrumentation products, and telecommunications equipment. Benchmark’s global operations include facilities in eight countries. Benchmark’s Common Stock trades on the New York Stock Exchange under the symbol BHE.

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